Exhibit 99.1

Contact:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Senior Director, Investor Relations

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

SAN DIEGO, CA February 29, 2016 – ACADIA Pharmaceuticals Inc. (NASDAQ: ACAD), a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders, today announced its financial results for the fourth quarter and year ended December 31, 2015.

“2015 was highlighted by the filing of our NUPLAZID™ (pimavanserin) New Drug Application for Parkinson’s disease psychosis and the designation of Priority Review by the FDA with a PDUFA date of May 1, 2016,” said Steve Davis, ACADIA’s President and Chief Executive Officer. “We also continued to advance our preparations for the 2016 launch of NUPLAZID, if approved, in the United States and to execute on our life cycle development of pimavanserin highlighted by our ongoing Phase II study in Alzheimer’s disease psychosis and the planned commencement of a Phase II study in Alzheimer’s disease agitation scheduled for the first half of 2016. We have set the foundation for what we believe will be a pivotal year for ACADIA.”

ACADIA reported a net loss of $45.8 million, or $0.45 per common share, for the fourth quarter of 2015, compared to a net loss of $28.4 million, or $0.28 per common share, for the fourth quarter of 2014. The net losses for the fourth quarters of 2015 and 2014 included $8.9 million and $4.6 million, respectively, in non-cash, stock-based compensation expense. For the year ended December 31, 2015, ACADIA reported a net loss of $164.4 million, or $1.63 per common share, compared to a net loss of $92.5 million, or $0.95 per common share, for 2014. The net losses for 2015 and 2014 included $40.2 million and $16.0 million, respectively, in non-cash, stock-based compensation expense. At December 31, 2015, ACADIA’s cash, cash equivalents, and investment securities totaled $215.1 million compared to $322.5 million at December 31, 2014. Net proceeds of approximately $281.6 million received from ACADIA’s follow-on public offering in January 2016 are not reflected in the balance sheet as of December 31, 2015.

Research and development expenses increased to $20.5 million for the fourth quarter of 2015, including $3.0 million in stock-based compensation, from $18.2 million for the comparable quarter of 2014, including $1.7 million in stock-based compensation. This increase was due to an increase in personnel and related costs of $3.5 million associated with ACADIA’s expanded research and development organization, partially offset by reduced external service costs related to the preparation of the Company’s NDA for NUPLAZID and manufacturing development costs incurred in the fourth quarter of 2014 not incurred in the fourth quarter of 2015.

General and administrative expenses increased to $22.6 million for the fourth quarter of 2015, including $5.9 million in stock-based compensation, from $10.4 million for the comparable quarter of 2014, including $2.9 million in stock-based compensation. This increase was due to an increase in personnel and related costs of $5.9 million and an increase in external service costs of $6.3 million, all largely related to ACADIA’s commercial preparations for the planned launch of NUPLAZID.

2015 and Recent Highlights

NUPLAZID (pimavanserin)

•	Submitted NDA for NUPLAZID in September 2015, which was accepted for filing with Priority Review by the FDA in October 2015 with a PDUFA goal date of May 1, 2016.

•	Launched an integrated awareness campaign for Parkinson’s disease psychosis, or PDP, including educational programs with over 12,000 health care professionals, a PDP educational website targeting physicians, neurology journal and digital placements, and PDP educational booths at major medical meetings.

•	Continued to enroll patients in the ongoing Phase II study with pimavanserin in Alzheimer’s disease psychosis, or ADP.

•	Conducted a comprehensive life cycle management review of pimavanserin to lay the foundation for additional development in multiple areas of significant unmet medical need beyond PDP and ADP.

•	Selected Alzheimer’s disease agitation as the next indication for development of pimavanserin.

Business and Other Highlights

•	Completed a follow-on public offering in January 2016, raising net proceeds of approximately $281.6 million.

•	Appointed Steve Davis as President and Chief Executive Officer.

•	Appointed Serge Stankovic, M.D., M.S.P.H., as Executive Vice President, Head of R&D, Randall Owen, M.D., as Senior Vice President, Clinical Development and Chief Medical Officer, Jim Nash, as Senior Vice President, Technology Development and Operations, and Bob Mischler, as Vice President, Strategy and Business Development.

•	Daniel Soland, Edmund Harrigan, M.D., Julian Baker, and Jim Daly added to the Board of Directors.

Conference Call and Webcast Information

ACADIA management will review its fourth quarter and year-end financial results and development programs via conference call and webcast this morning at 8:00 a.m. Eastern Time. The conference call may be accessed by dialing 844-821-1109 for participants in the U.S. or Canada and 830-865-2550 for international callers (reference passcode 53442032). A telephone replay of the conference call may be accessed through March 14, 2016 by dialing 855-859-2056 for callers in the U.S. or Canada and 404-537-3406 for international callers (reference passcode 53442032). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 14, 2016.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company focused on the development and commercialization of innovative medicines to address unmet medical needs in central nervous system disorders. ACADIA has a pipeline of product candidates led by NUPLAZID™ (pimavanserin), for which we have submitted a New Drug Application (NDA) for psychosis associated with Parkinson’s disease to the FDA and which has the potential to be the first drug approved in the United States for this condition. The FDA has classified the NUPLAZID NDA as having Priority Review status. Pimavanserin is also in Phase II development for Alzheimer’s disease psychosis and has successfully completed a Phase II trial in schizophrenia. ACADIA also has clinical-stage programs for glaucoma and, in collaboration with Allergan, Inc., for chronic pain. ACADIA maintains a website at www.acadia-pharm.com to which we regularly post copies of our press releases as well as additional information and through which interested parties can subscribe to receive e-mail alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the potential for NUPLAZID (pimavanserin) to be the first drug approved in the United States for PDP and the potential timing of such approval, if approved at all; the potential outlook for 2016 and the activities planned to be undertaken in the next year, including the commercial launch of NUPLAZID in the United States; ACADIA’s plans to explore pimavanserin in indications other than PDP and ADP; and the progress, timing and results of ACADIA’s drug discovery and development programs, either alone or with a partner, including the progress and expected timing of clinical trials, including planned trials for pimavanserin. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development, regulatory approval and commercialization, and in collaborations with others, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2015 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015 (1)	2014 (1)
Revenues
Collaborative revenues	$17	$47	$61	$120

Operating expenses
License fees	2,500	—	2,500	—
Research and development	20,466	18,182	73,869	60,602
General and administrative	22,616	10,420	88,304	32,748

Total operating expenses	45,582	28,602	164,673	93,350

Loss from operations	(45,565)	(28,555)	(164,612)	(93,230)
Interest income, net	111	189	499	755

Loss before income taxes	(45,454)	(28,366)	(164,113)	(92,475)
Income tax expense	330	—	330	—

Net loss	$(45,784)	$(28,366)	$(164,443)	$(92,475)

Net loss per common share, basic and diluted	$(0.45)	$(0.28)	$(1.63)	$(0.95)

Weighted average common shares outstanding, basic and diluted	101,207	99,850	100,630	97,248

(1)	The condensed consolidated statements of operations for the years ended December 31, 2015 and 2014 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2015 (1)	December 31, 2014 (1)
Assets
Cash, cash equivalents, and investment securities	$215,132	$322,486
Prepaid expenses, receivables and other current assets	3,857	2,132

Total current assets	218,989	324,618
Restricted cash	375	—
Other non-current assets	2,532	840

Total assets	$221,896	$325,458

Liabilities and stockholders’ equity
Total liabilities	$22,134	$15,969
Stockholders’ equity	199,762	309,489

Total liabilities and stockholders’ equity	$221,896	$325,458

(1)	The condensed consolidated balance sheets at December 31, 2015 and 2014 have been derived from the audited financial statements at such date but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.